Exhibit 99.1

Borealis Foods Receives National Recognition and Reports Strong Q2 Results

New York, NY – September 8, 2025 – Borealis Foods Inc. (Nasdaq: BRLS), a leading food science innovator, proudly announces that its Chef Woo® high-protein ramen has earned top honors from two of the food industry’s most respected tastemakers.

Following a national triple-blind taste test, Chef Woo was awarded the American Masters of Taste Gold Medal for Superior Taste by Chefs In America, the nation’s longest-standing independent culinary endorsement organization. The judging panel of over 6,500 professional chefs recognized the standout flavor, quality, and innovation of Chef Woo’s Roasted Chicken, Tequila Lime, and Baja Chili ramen — making Chef Woo the only ramen brand in the U.S. to receive this distinction.

“Chef Woo has successfully formulated a line of instant ramen that goes beyond the basic ‘cup of noodles,’” said a representative of Chefs In America. “This brand stood out for its bold flavors, culinary versatility, and commitment to plant-based protein — all with exceptional taste and accessibility.”

Adding to its accolades, Chef Woo was also named an Editor’s Top Pick by Food & Beverage Magazine in its August 2025 issue. Recognized under the Best in Sips & Snacks feature, this award highlights standout products for 2025, hand-selected by editors for exceptional innovation, taste, and consumer appeal.

“These two recognitions validate the heart of our mission: making nutritious, affordable, and craveable meals available to all,” said Reza Soltanzadeh, CEO of Borealis Foods. “We’re thrilled to see Chef Woo leading the way in redefining instant meals with both culinary credibility and consumer excitement.”

Q2 2025 Financial Highlights

●	Net revenue grew to $7.2 million, up 36% compared with $5.3 million in Q2 2024.

●	Gross profit increased to $514,888 versus $422,322 last year. Excluding depreciation and amortization, Q2 non-GAAP gross profit would have been $988,759, up from $818,000.

●	Total SG&A expenses for the quarter declined 31% to $3.9 million, compared to $5.6 million in the second quarter of 2024, as Borealis was able to improve sales and marketing spend efficiency while also reducing training and general and administrative expense.

CEO Commentary

“We are experiencing significant tail winds in the business as our higher-margin SKUs roll out both nationally and internationally, and we are seeing extraordinary demand across both retail and foodservice channels” said Soltanzadeh. “With expanding consumer adoption, major retail traction, and strong recognition from leading food authorities, Borealis is positioned for accelerated growth.”

About Borealis Foods

Borealis Foods (NASDAQ: BRLS) is a pioneering, integrated food science and manufacturing company with a mission to disrupt and elevate the ready-to-eat meal and dry soup categories by offering premium and super-premium, nutritious products. Known for popular ramen noodle brands like the high protein Chef Woo®, Ramen Express®, and Woodles®, Borealis Foods brings innovative fusion flavors from diverse culinary traditions, creating delicious and nutritious meal options for consumers. With U.S.-based production facilities, the company’s portfolio reflects a commitment to quality, innovation, and sustainability.

An essential aspect of Borealis Foods’ success is its strategic partnerships with prominent national and international food producers, retailers, and distributors. Serving as an innovation partner to global food leaders, Borealis Foods leverages these collaborations to expand its offerings, enhance technological capabilities, and deliver food products that embody its values of healthy nutrition and innovation.

For more information on Borealis Foods, please visit https://borealisfoods.com/.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These risks and uncertainties relate to, among other things, including the future financial condition and performance of Borealis, our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us, our ability to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs, the amounts of or changes with respect to certain anticipated raw materials and other costs, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Contacts

Investors:

Jeremy Hellman

Vice President

The Equity Group

jhellman@equityny.com

(212) 836-9626

Media:

Henry Wong
Chief Marketing Officer
Borealis Foods
hwong@borealisfoods.com
(905) 278-2200